CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
FOXO TECHNOLOGIES INC.

FOXO Technologies Inc., a Delaware corporation (the "Corporation") does hereby certify that:

FIRST: The name of the Corporation is FOXO Technologies Inc.

SECOND: This Certificate of Amendment (this "Certificate of Amendment") amends the provisions of the Corporation's Certificate of Incorporation, as amended, and any amendments thereto (the "Charter"), last amended by a certificate of amendment to the Certificate of Incorporation filed with the Secretary of State on October 9, 2025.

THIRD: A new Article IV, Subsection 1 is added to the Charter to provide in its entirety as follows:

"The total number of shares of capital stock that the Corporation shall have authority to issue is 10,020,000,000 shares, consisting of: (i) 10,000,000,000 shares of Class A common stock, having a par value of $0.0001 per share (the "Class A Common Stock" and "Common Stock"); and (ii) 20,000,000 shares of preferred stock, having a par value of $0.0001 per share (the "Preferred Stock")."

FOURTH: This amendment was duly adopted in accordance with the provisions of Sections 212 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Certificate of Amendment shall be effective as of January 18, 2026 at 12:01 Eastern Time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 13th day of January 2026.

FOXO TECHNOLOGIES INC.

By: Seamus Lagan
Name: Seamus Lagan
Title: Chief Executive Officer